Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

HEDGEPATH PHARMACEUTICALS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of HedgePath Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”) adopted a resolution proposing and declaring advisable the following amendment to Article FIRST of the Certificate of Incorporation of said Corporation:

“FIRST: The name of the corporation is Inhibitor Therapeutics, Inc. (the “Corporation”). The Corporation is to have perpetual existence.

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on August 20, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 14th day of August, 2019.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Title:	Chief Executive Officer